                                                                       EXHIBIT A

                               SECOND AMENDMENT TO
                        1994 DIRECTORS STOCK OPTION PLAN

         This Second Amendment (the "Amendment") to the Tenet Healthcare Corporation (the "Company") 1994 Directors Stock Option Plan is made and dated as of October 15, 1999. All capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the 1994 Directors Stock Option Plan, as the same may be amended and/or restated from time to time (the "Plan")

                                    RECITALS

A.       The Plan was approved by the Board in 1994.

B. The Committee recommended to the Board that the Board approve of this Amendment.

C.       The Board of Directors has approved of this Amendment.

         NOW, THEREFORE, in consideration of the foregoing Recitals, the Plan hereby is amended as follows:

1. DEFINITIONS. Section 2 paragraph (d) of the Plan, Definitions, hereby is amended to read in its entirety as follows: "(d) "Company" means Tenet Healthcare Corporation, a Nevada corporation, formerly known as National Medical Enterprises, Inc."

2. ELIGIBILITY. Section 5 of the Plan hereby is amended to read in its entirety as follows:

         5. ELIGIBILITY. Only non-employee Directors shall be eligible to participate in the Plan. Prior to the termination of the Plan, each Director who is serving in such capacity on the Date of Grant (as hereinafter defined) automatically shall be granted, on the last Thursday of October of each year (except the October 1999 grant, which shall be made on October 15, 1999 rather than October 28, 1999), an Option to acquire the greater of (x) 10,000 shares of Common Stock and
         (y) the number of shares of Common Stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the Common Stock on the New York Stock Exchange on the "Date of Grant." Upon initial election to the Board, each Director automatically shall be granted, on the last Thursday of the month of such Director's election to the Board, an Option to acquire two times the greater of (x) 10,000 shares of Common Stock and (y) the number of shares of Common Stock determined by dividing (i) the product of four times the then-existing annual retainer fee, by (ii) the closing price of the Common Stock on the New York Stock Exchange on the "Date of Grant."

         Initial election to the Board shall mean election to the Board by the Board or by the Shareholders of the Company, whichever first occurs. The date on which an Option is granted shall be the "Date of Grant" with respect to such Option. Each Option will be evidenced by a written instrument including terms and conditions consistent with the Plan, as the Committee may determine.

3.       TERMS AND CONDITIONS OF STOCK OPTIONS.

         (a) Section 6 paragraph (b) of the Plan hereby is amended to read in its entirety as follows:

         (b)The Committee shall have the discretion to set the vesting terms for all Options granted under the Plan, including the discretion to grant Options that vest immediately upon being granted. Upon vesting, an Option may be exercised with respect to all shares of Common Stock covered thereby during its term provided hereunder.

         (b) Section 6 paragraph (c)(ii) hereby is amended by changing the last word of the paragraph from "termination" to "retirement".

4.       EFFECTIVE DATE OF PLAN AND DURATION OF PLAN.

         This amended Plan is effective as of October 15, 1999. Unless the Plan is previously terminated, the Plan will terminate on January 26, 2004, except with respect to Options then outstanding.

5.       FULL FORCE AND EFFECT.

         Except as expressly amended by the terms of this Amendment, the Plan as in existence prior to the effectiveness of this Amendment shall remain in full force and effect.